Free Writing Prospectus
Filed Pursuant to Rule 433
Dated September 20, 2022
Registration Statement Nos. 333-258040 and
333-258040-03

**PX YIELDS** $1.578+BN FORDO 2022-C (FORD PRIME AUTO LOAN)

Active Joint Lead Bookrunners : SMBC (str.), Barclays, Lloyds
Passive Lead Bookrunners : Mizuho, TD
Co-Managers : Unicredit Capital Markets, US Bancorp
DEI Co-Managers : C.L. King & Associates, Great Pacific Securities

Anticipated Capital Structure:

CLS	$AMT(MM)	WAL	MDYS/S&P	WNDW	E. FINL	L. FINL	BNCH	SPREAD	YIELD%
A-1	304.740	0.25	P-1/A-1+	1-6	3/15/2023	10/15/2023	I-CRV	+37	3.633
A-2a	319.040	0.95	Aaa/AAA	6-18	3/15/2024	4/15/2025	I-CRV	+55	4.567
A-2b	200.000	0.95	Aaa/AAA	6-18	3/15/2024	4/15/2025	SOFR30A	+52
A-3	519.040	2.13	Aaa/AAA	18-36	9/15/2025	12/15/2026	I-CRV	+57	4.525
A-4	157.180	3.28	Aaa/AAA	36-42	3/15/2026	12/15/2027	I-CRV	+74	4.642
B	47.370	3.48	Aa1/AA+	42-42	3/15/2026	2/15/2028	I-CRV	+120	5.084
C	31.570	3.48	A1/AA-	42-42	3/15/2026	3/15/2030	I-CRV	+140	5.284

Transaction Details:

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- Ticker	: FORDO 2022-C
- Format	: Public/SEC-Reg
- Exp Ratings	: Moody's/S&P
- Pxg Speed	: 1.3% ABS to 10% call
- ERISA Elig	: Yes
- Min Denoms	: $1K x $1K
- RR Compliance	: US - Yes / EU - No
- Exp Settle	: 9/23/2022
- First Pay	: 10/17/2022
- Exp Pricing	: PRICED
- B&D	: SMBC

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Available Materials:
- Intexnet	: smbcfordo2022c
- Passcode	: K36V
- Attached	: Prelim Prospectus/FWP/cdi

CUSIP/ISIN: 34535AAA8 / US34535AAA88 34535AAB6 / US34535AAB61 34535AAC4 / US34535AAC45 34535AAD2 / US34535AAD28 34535AAE0 / US34535AAE01 34535AAF7 / US34535AAF75 34535AAG5 / US34535AAG58

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at https://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-833-240-3184 or you may e-mail a request to siasg@smbcnikko-si.com. The securities may not be suitable for all investors. SMBC Nikko Securities America, Inc., and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.